Exhibit 99.1

NEWS RELEASE

Phillips 66 Partners Announces $2.4 Billion Acquisition
Acquisition includes Interests in Bakken Pipeline Joint Ventures and Merey Sweeny, L.P.

•                  Transaction valued at $2.4 billion

•                  Consideration of $1.7 billion consisting of cash, debt and partnership units

•                  Expected to be immediately accretive to unitholders

•                  Assets include 25 percent interest in Bakken Pipeline joint ventures and 100 percent interest in Merey Sweeny, L.P.

HOUSTON, Sept. 21, 2017 — Phillips 66 Partners LP (NYSE: PSXP) (the “Partnership”) has reached agreement with Phillips 66 (NYSE: PSX) to acquire its 25 percent interest in each of Dakota Access, LLC and Energy Transfer Crude Oil Company, LLC (collectively, the “Bakken Pipeline”) and 100 percent interest in Merey Sweeny, L.P. (“MSLP”), the owner of fuel-grade coke processing units at the Phillips 66 Sweeny Refinery. The acquisition is expected to be immediately accretive to the Partnership and its unitholders and is anticipated to close in early October 2017.

The total transaction value of $2.4 billion includes $625 million in proportional non-consolidated, non-recourse Bakken Pipeline debt and $100 million of MSLP debt. The value reflects an approximate 8.9 times multiple, based on the acquired assets’ forecasted full year 2018 adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) of approximately $270 million. In connection with the MSLP acquisition, Phillips 66 Partners will enter into a new 15-year tolling agreement that includes a base throughput fee and minimum volume commitment from Phillips 66.

Consideration for the acquisition is $1.7 billion. The Partnership plans to fund the acquisition through a combination of debt, proceeds from a private placement of equity units, and PSXP units issued to Phillips 66. As part of the transaction, the Partnership will assume certain Phillips 66 term loans and notes payable to Phillips 66, which the Partnership expects to repay with a combination of proceeds from the private placement of equity and long-term debt. The Partnership will also issue $240 million in new PSXP units to Phillips 66, allocated proportionately between common units and units issued to the general partner to maintain its 2 percent general partner interest.

“This is the largest acquisition PSXP has made to date,” said Greg Garland, Phillips 66 Partners chairman and CEO. “The Bakken Pipeline complements our strategy to expand current systems that are integrated with Phillips 66 refineries and terminals, while MSLP provides another reliable source of cash flow generation to the portfolio. This acquisition supports our EBITDA growth objective by adding solid fee-based assets to the Partnership and keeps us on track to deliver our 30 percent distribution growth target. To meet our $1.1 billion of annual run-rate adjusted EBITDA goal by the end of 2018, we do not anticipate accessing the equity market, other than through selective use of our at-the-market program.”

The transaction includes interests in the following assets:

•                  The Bakken Pipeline, which consists of 1,926 combined pipeline miles and 520,000 barrels per day (“BPD”) of crude oil capacity expandable to 570,000 BPD. There are receipt stations in North Dakota to access Bakken and Three Forks production, a delivery and receipt point in Patoka, Illinois, and delivery points in Nederland, Texas, including the Phillips 66 Beaumont Terminal.

•                  MSLP, owner of facilities that process residue from heavy sour crude oil into liquid products and fuel-grade petroleum coke at the Phillips 66 Sweeny Refinery in Old Ocean, Texas. The facilities include a 125,000 BPD capacity vacuum distillation unit and a 70,000 BPD capacity delayed coker unit.

The terms of the transaction were approved by the board of directors of the general partner of Phillips 66 Partners, based on the approval and recommendation of its conflicts committee comprised solely of independent directors. The conflicts committee engaged Evercore to act as its financial advisor and Vinson & Elkins, L.L.P. to act as its legal counsel.

About Phillips 66 Partners

Headquartered in Houston, Texas, Phillips 66 Partners is a growth-oriented master limited partnership formed by Phillips 66 to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum product and natural gas liquids pipelines and terminals and other transportation and midstream assets.

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CONTACTS

Jeff Dietert (investors)
832-765-2297
jeff.dietert@p66.com

Rosy Zuklic (investors)
832-765-2297
rosy.zuklic@p66.com

C.W. Mallon (investors)
832-765-2297
c.w.mallon@p66.com

Dennis Nuss (media)
832-765-1850
dennis.h.nuss@p66.com

CAUTIONARY STATEMENTS

This press release contains forward-looking statements as defined under the federal securities laws, including projections, plans and objectives. Although Phillips 66 Partners believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond Phillips 66 Partners’ control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual results may vary materially from what Phillips 66 Partners anticipated, estimated, projected or expected. The key risk factors that may have a direct bearing on the forward-looking statements are the accuracy of our assumptions used to estimate the benefits to be realized from the acquisition, our ability to successfully complete the acquisition and integrate the assets into our operations, and other factors as described in the filings that Phillips 66 Partners makes with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than as described. All forward-looking statements in this release are made as of the date hereof and Phillips 66 Partners undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information — This news release includes the terms forecasted adjusted EBITDA and annual run-rate adjusted EBITDA. These are non-GAAP financial measures. Forecasted adjusted EBITDA is based on the Partnership’s projections for the acquired assets, including throughput fees expected to be paid by Phillips 66 under commercial agreements that were entered into in connection with the acquisition of the 100 percent interest in Merey Sweeny, L.P. Forecasted adjusted EBITDA is included to help facilitate transaction value analysis, as well as help facilitate an assessment of the acquired assets’ contributions to PSXP’s future EBITDA growth. Annual run-rate EBITDA is a forecast of future EBITDA, and is based on the Partnership’s projections of annual adjusted EBITDA inclusive of current assets and future potential acquisitions by the Partnership. Annual run-rate adjusted EBITDA is included to demonstrate management’s intention of future growth through acquisitions and organic projects.

Forecasted adjusted EBITDA and annual run-rate adjusted EBITDA are not presented as alternatives to the nearest GAAP financial measure, net income, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. We are unable to present a reconciliation of forecasted adjusted EBITDA and annual run-rate adjusted EBITDA because certain elements of net income, including interest, depreciation and taxes, are not available. Together, these items generally result in adjusted EBITDA being significantly greater than net income.